Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A/A of our report dated May 4, 2018 relating to the financial statements of UC Asset LP for the year ended December 31, 2017 and the period from February 1, 2016 (“Inception”) to December 31, 2016.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

May 4, 2018